Exhibit 99.1

News Release

Contacts:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE THIRD QUARTER OF 2007

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q07 vs	3Q07 vs	YTD	YTD	Percent
	2007	2007	2006	2Q07	3Q06	2007	2006	Change

Net income	$1,176	$1,156	$1,203	1.7	(2.2)	$3,462	$3,557	(2.7)
Diluted earnings per common share	.67	.65	.66	3.1	1.5	1.94	1.95	(.5)

Return on average assets (%)	2.09	2.09	2.23			2.09	2.24
Return on average common equity (%)	23.3	23.0	23.6			22.9	23.7
Net interest margin (%)	3.44	3.44	3.56			3.46	3.68
Efficiency ratio (%)	46.2	46.8	45.0			46.3	44.7
Tangible efficiency ratio (%) (a)	43.6	44.1	42.4			43.6	42.2

Dividends declared per common share	$.40	$.40	$.33	—	21.2	$1.20	$.99	21.2
Book value per common share (period-end)	11.46	11.19	11.30	2.4	1.4

(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     MINNEAPOLIS, October 16, 2007 — U.S. Bancorp (NYSE: USB) today reported net income of $1,176 million for the third quarter of 2007, compared with $1,203 million for the third quarter of 2006. Diluted earnings per common share of $.67 in the third quarter of 2007 were higher than the same period of 2006 by 1.5 percent, or $.01 per diluted common share. Return on average assets and return on average common equity were 2.09 percent and 23.3 percent, respectively, for the third quarter of 2007, compared with returns of 2.23 percent and 23.6 percent, respectively, for the third quarter of 2006.
     U.S. Bancorp President and Chief Executive Officer Richard K. Davis said, “Despite the very challenging economic environment, our Company’s earnings remained solid, reflecting our core financial strength and emphasis on creating a business model that provides consistent and sustainable results. Our earnings per diluted common share of $.67 were higher than both the same quarter of 2006 and the prior quarter of 2007 by $.01 and $.02, respectively. Our profitability metrics remain among the best in the industry with return on average assets of 2.09 percent and return on average common equity of 23.3 percent.

U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

We were able to return 74 percent of our earnings to common shareholders in the form of dividends and buybacks during the quarter, which brought our year-to-date return of earnings to common shareholders to 117 percent.
     “The net interest margin in the third quarter of 3.44 percent was equal to the prior quarter, resulting in an increase in net interest income on both a linked quarter and year-over-year basis. This is an important turning point for us, as a stable net interest margin is a key component of our long-term growth assumptions.
     “Once again, our fee-based businesses exhibited excellent momentum year-over-year with Payment Services and Wealth Management and Securities Services recording increases in fee revenue of 11 percent and 9 percent, respectively. In addition, mortgage banking revenue, commercial products revenue and treasury management fees also showed very favorable increases over the third quarter of 2006. Although normal third quarter seasonality resulted in somewhat muted growth in total net revenue over the second quarter of 2007, we were able to achieve positive operating leverage on a linked quarter basis.
     “Our credit quality statistics, once again, demonstrated our prudent approach to risk management. Net charge-offs were .54 percent of average loans outstanding, compared with .53 percent in the previous quarter. As expected, total nonperforming assets did increase, reflecting stress in the mortgage banking and homebuilding industries. Looking ahead, we would expect that the continuing pressures felt by both businesses and consumers related to the residential mortgage and homebuilding industries will lead to somewhat higher net charge-offs and nonperforming assets. These increases should, however, be very manageable for our Company.
     “Going forward, we will continue to capitalize on our core financial strength, including our profitability, efficiency, prudent credit culture, capital management and customer service, while selectively investing for growth in our businesses. We are not immune to the challenges presented to us by the current environment, but our results for the quarter and year-to-date support my belief that our Company is well-positioned to produce a consistent, predictable and repeatable earnings stream for the benefit of our customers, communities, employees and shareholders.”
     The Company’s net income for the third quarter of 2007 declined from the same period of 2006 as strong fee-based revenue growth in Payment Services and Wealth Management and Securities Services was offset by higher operating expenses and an expected increase in credit costs. In addition, the third quarter of 2006 included a $32 million gain on the sale of equity interests in a card association. Diluted earnings per common share increased year-over-year by $.01 (1.5 percent). On a linked quarter basis, net income
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

increased $20 million, or $.02 per diluted common share, reflecting growth in net interest income and credit card and payment processing revenue and lower noninterest expense, partially offset by seasonally lower treasury management and trust and investment management fees and somewhat higher credit costs.
     Total net revenue on a taxable-equivalent basis for the third quarter of 2007 was $3,529 million, $108 million (3.2 percent) higher than the third quarter of 2006, primarily reflecting a 5.5 percent increase in noninterest income. Net interest income also increased slightly from a year ago driven by growth in earning assets. Noninterest income growth was driven primarily by organic business growth in fee-based revenue. This growth in noninterest income was muted somewhat by adverse market conditions experienced during the third quarter of 2007. These market factors reduced trading and other revenue by approximately $21 million from a year ago. Additionally, the third quarter of 2006 included a $32 million gain from the sale of equity interests in a card association. On a linked quarter basis, total net revenue increased $24 million (.7 percent) due to growth in net interest income and credit card and payment processing revenues offset by seasonally lower treasury management and trust and investment management fees and the adverse impact of market conditions in the third quarter of 2007.
     Total noninterest expense in the third quarter of 2007 was $1,628 million, $90 million (5.9 percent) higher than the third quarter of 2006, principally due to higher operating costs from investments in personnel, branches, customer service initiatives, marketing, business integration costs related to acquisitions, costs related to tax-advantaged investments and an increase in credit-related costs for other real estate owned and collection activities. On a linked quarter basis, total noninterest expense decreased by $12 million (.7 percent) primarily due to a reduction in incentives and seasonally lower employee benefits expense and lower operating costs related to merchant airline processing.
     Provision for credit losses for the third quarter of 2007 was $199 million, an increase of $8 million (4.2 percent) from the second quarter of 2007 and $64 million higher than the third quarter of 2006. The increase in the provision for credit losses from a year ago reflected growth in credit card accounts and higher commercial loan losses at this stage of the business cycle. In addition, the provision for credit losses in the third quarter of 2006 partially reflected the favorable residual impact on net charge-offs, principally for credit cards and other retail charge-offs, resulting from changes in bankruptcy laws in the fourth quarter of 2005. Net charge-offs in the third quarter of 2007 were $199 million, compared with the second quarter of 2007 net charge-offs of $191 million and the third quarter of 2006 net charge-offs of $135 million. Nonperforming assets increased $76 million (13.5 percent) during the third quarter of 2007. This increase
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

reflected stress in the mortgage lending and homebuilding industries and was primarily due to two mortgage banking customers that declared bankruptcy during the quarter and continued stress in construction lending. Total nonperforming assets were $641 million at September 30, 2007, compared with $565 million at June 30, 2007, and $575 million at September 30, 2006. The ratio of the allowance for credit losses to nonperforming loans was 441 percent at September 30, 2007, compared with 503 percent at June 30, 2007, and 476 percent at September 30, 2006.

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	3Q	2Q	3Q	3Q07 vs	3Q07 vs	YTD	YTD	Percent
	2007	2007	2006	2Q07	3Q06	2007	2006	Change

Net interest income	$1,685	$1,650	$1,673	2.1	.7	$5,001	$5,095	(1.8)
Noninterest income	1,844	1,855	1,748	(.6)	5.5	5,395	5,117	5.4

Total net revenue	3,529	3,505	3,421	.7	3.2	10,396	10,212	1.8
Noninterest expense	1,628	1,640	1,538	(.7)	5.9	4,813	4,568	5.4

Income before provision and taxes	1,901	1,865	1,883	1.9	1.0	5,583	5,644	(1.1)
Provision for credit losses	199	191	135	4.2	47.4	567	375	51.2

Income before taxes	1,702	1,674	1,748	1.7	(2.6)	5,016	5,269	(4.8)
Taxable-equivalent adjustment	18	18	13	—	38.5	53	34	55.9
Applicable income taxes	508	500	532	1.6	(4.5)	1,501	1,678	(10.5)

Net income	$1,176	$1,156	$1,203	1.7	(2.2)	$3,462	$3,557	(2.7)

Net income applicable to common equity	$1,161	$1,141	$1,187	1.8	(2.2)	$3,417	$3,524	(3.0)

Diluted earnings per common share	$.67	$.65	$.66	3.1	1.5	$1.94	$1.95	(.5)

Net Interest Income
     Third quarter net interest income on a taxable-equivalent basis was $1,685 million, compared with $1,673 million in the third quarter of 2006, an increase of $12 million from a year ago. Average earning assets for the period increased over the third quarter of 2006 by $7.7 billion (4.1 percent), primarily driven by an increase of $6.0 billion (4.3 percent) in average loans. The positive impact to net interest income from the growth in earning assets was partially offset by a lower net interest margin. The net interest margin in the third quarter of 2007 was 3.44 percent, compared with 3.56 percent in the third quarter of 2006, reflecting the competitive environment and the impact of a flat yield curve during the past several quarters. Since the third quarter of 2006, credit spreads have tightened by approximately 5 basis points across most lending products due to competitive loan pricing. In addition, funding costs have increased as rates paid on
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

interest-bearing deposits have risen and the Company’s funding mix continues to shift toward higher cost deposits and other funding sources. Net interest margin was also impacted by a decline in net free funds due to a decline in noninterest-bearing deposits, investment in bank-owned life insurance, share repurchases and the impact of acquisitions. An increase in loan fees from a year ago partially offset these factors.
     Net interest income in the third quarter of 2007 increased from the second quarter of 2007 by $35 million (2.1 percent). Net interest income increased due to average earning assets growth of $2.6 billion while the net interest margin remained unchanged from the second quarter of 2007, at 3.44 percent. As expected, the tightening of credit spreads and changes in the deposit and other funding mix have moderated. Additionally, market expectations regarding interest rates have changed somewhat in light of recent liquidity disruptions in the capital markets and the Federal Reserve Bank’s decrease in short-term interest rates. Considering these factors, the Company continues to expect that the net interest margin will remain relatively stable throughout the remainder of the year consistent with previous management guidance.

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	3Q	2Q	3Q	3Q07 vs	3Q07 vs	YTD	YTD
	2007	2007	2006	2Q07	3Q06	2007	2006	Change

Components of net interest income
Income on earning assets	$3,379	$3,276	$3,175	$103	$204	$9,878	$9,115	$763
Expense on interest-bearing liabilities	1,694	1,626	1,502	68	192	4,877	4,020	857

Net interest income	$1,685	$1,650	$1,673	$35	$12	$5,001	$5,095	$(94)

Average yields and rates paid
Earning assets yield	6.90%	6.83%	6.74%	.07%	.16%	6.85%	6.58%	.27%
Rate paid on interest-bearing liabilities	4.01	3.95	3.79	.06	.22	3.95	3.45	.50

Gross interest margin	2.89%	2.88%	2.95%	.01%	(.06)%	2.90%	3.13%	(.23)%

Net interest margin	3.44%	3.44%	3.56%	—%	(.12)%	3.46%	3.68%	(.22)%

Average balances
Investment securities	$41,128	$40,704	$39,806	$424	$1,322	$40,904	$39,858	$1,046
Loans	147,517	145,653	141,491	1,864	6,026	145,965	139,561	6,404
Earning assets	194,886	192,301	187,190	2,585	7,696	192,788	185,075	7,713
Interest-bearing liabilities	167,805	165,177	157,248	2,628	10,557	165,240	155,650	9,590
Net free funds (a)	27,081	27,124	29,942	(43)	(2,861)	27,548	29,425	(1,877)

(a)	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

AVERAGE LOANS								Table 4

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q07 vs	3Q07 vs	YTD	YTD	Percent
	2007	2007	2006	2Q07	3Q06	2007	2006	Change

Commercial	$41,648	$41,572	$40,781	.2	2.1	$41,560	$39,840	4.3
Lease financing	5,742	5,625	5,287	2.1	8.6	5,640	5,189	8.7

Total commercial	47,390	47,197	46,068	.4	2.9	47,200	45,029	4.8

Commercial mortgages	19,592	19,562	19,941	.2	(1.8)	19,608	20,133	(2.6)
Construction and development	8,870	8,941	8,760	(.8)	1.3	8,928	8,571	4.2

Total commercial real estate	28,462	28,503	28,701	(.1)	(.8)	28,536	28,704	(.6)

Residential mortgages	22,258	21,831	21,118	2.0	5.4	21,888	20,992	4.3

Credit card	9,895	9,120	7,800	8.5	26.9	9,221	7,429	24.1
Retail leasing	6,424	6,662	7,069	(3.6)	(9.1)	6,643	7,144	(7.0)
Home equity and second mortgages	16,048	15,735	15,166	2.0	5.8	15,781	15,047	4.9
Other retail	17,040	16,605	15,569	2.6	9.4	16,696	15,216	9.7

Total retail	49,407	48,122	45,604	2.7	8.3	48,341	44,836	7.8

Total loans	$147,517	$145,653	$141,491	1.3	4.3	$145,965	$139,561	4.6

     Average loans for the third quarter of 2007 were $6.0 billion (4.3 percent) higher than the third quarter of 2006, driven by growth in average total retail loans of $3.8 billion (8.3 percent), total commercial loans of $1.3 billion (2.9 percent), and residential mortgages of $1.1 billion (5.4 percent), partially offset by a decline in total commercial real estate loans of $239 million (.8 percent). Average loans for the third quarter of 2007 were higher than the second quarter of 2007 by $1.9 billion (1.3 percent), primarily reflecting growth in residential mortgages and total retail loans, driven by growth in average credit card balances and installment loans. Total commercial loans also grew modestly in the third quarter of 2007 compared with the second quarter of 2007. Total commercial real estate loans declined slightly from the second quarter of 2007, reflecting customer refinancing, a management decision to reduce condominium construction financing in selected markets and a slowdown in residential homebuilding impacting construction lending.
     Average investment securities in the third quarter of 2007 were $1.3 billion (3.3 percent) higher than the third quarter of 2006 driven primarily by an increase in the municipal securities portfolio, partially offset by a reduction in mortgage-backed assets.
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q07 vs	3Q07 vs	YTD	YTD	Percent
	2007	2007	2006	2Q07	3Q06	2007	2006	Change

Noninterest-bearing deposits	$26,947	$27,977	$28,220	(3.7)	(4.5)	$27,531	$28,666	(4.0)
Interest-bearing deposits
Interest checking	26,052	25,858	23,595	.8	10.4	25,666	23,358	9.9
Money market savings	25,018	24,603	26,116	1.7	(4.2)	25,108	26,820	(6.4)
Savings accounts	5,283	5,443	5,598	(2.9)	(5.6)	5,375	5,669	(5.2)

Total savings deposits	56,353	55,904	55,309	.8	1.9	56,149	55,847	.5
Time certificates of deposit less than $100,000	14,590	14,716	13,867	(.9)	5.2	14,693	13,688	7.3
Time deposits greater than $100,000	21,255	20,378	22,579	4.3	(5.9)	21,237	22,255	(4.6)

Total interest-bearing deposits	92,198	90,998	91,755	1.3	.5	92,079	91,790	.3

Total deposits	$119,145	$118,975	$119,975	.1	(.7)	$119,610	$120,456	(.7)

     Average noninterest-bearing deposits for the third quarter of 2007 decreased $1.3 billion (4.5 percent) compared with the third quarter of 2006, reflecting a decline in business demand deposits within most business lines as customers utilized deposit balances to fund business growth and meet other liquidity requirements.
     Average total savings deposits increased year-over-year by $1.0 billion (1.9 percent) as a $2.5 billion increase (10.4 percent) in interest checking balances due to higher broker dealer, government and institutional trust balances was partially offset by a decline of $1.4 billion (4.5 percent) in average money market and savings balances, primarily within Consumer Banking. The overall decrease in average money market and savings balances year-over-year was principally the result of the Company’s deposit pricing decisions for money market products in relation to other fixed-rate deposit products offered. A portion of branch-based money market savings accounts have migrated to fixed-rate time certificates to take advantage of higher interest rates for these products.
     Average time certificates of deposit less than $100,000 were higher in the third quarter of 2007 than in the third quarter of 2006 by $723 million (5.2 percent) and time deposits greater than $100,000 declined by $1.3 billion (5.9 percent) over the same period, reflecting Company funding decisions. The year-over-year growth in time certificates less than $100,000 was due to consumer-based time deposits, reflecting customer migration to higher rate deposit products.
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

     Average noninterest-bearing deposits for the third quarter of 2007 decreased $1.0 billion (3.7 percent) compared with the second quarter of 2007, primarily due to a seasonal decrease in government banking demand deposits. Total average savings deposits had a slight increase of $449 million (.8 percent) from the second quarter of 2007. Average time deposits greater than $100,000 increased $877 million (4.3 percent) from the prior quarter. This change in average time deposits greater than $100,000 was primarily in government deposits.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q07 vs	3Q07 vs	YTD	YTD	Percent
	2007	2007	2006	2Q07	3Q06	2007	2006	Change

Credit and debit card revenue	$235	$228	$206	3.1	14.1	$668	$590	13.2
Corporate payment products revenue	164	157	150	4.5	9.3	466	416	12.0
ATM processing services	62	62	63	—	(1.6)	183	183	—
Merchant processing services	287	285	253	.7	13.4	822	719	14.3
Trust and investment management fees	331	342	305	(3.2)	8.5	995	916	8.6
Deposit service charges	271	272	268	(.4)	1.1	786	764	2.9
Treasury management fees	118	126	111	(6.3)	6.3	355	334	6.3
Commercial products revenue	107	105	100	1.9	7.0	312	311	.3
Mortgage banking revenue	76	68	68	11.8	11.8	211	167	26.3
Investment products fees and commissions	36	38	34	(5.3)	5.9	108	114	(5.3)
Securities gains (losses), net	7	3	—	nm	nm	11	3	nm
Other	150	169	190	(11.2)	(21.1)	478	600	(20.3)

Total noninterest income	$1,844	$1,855	$1,748	(.6)	5.5	$5,395	$5,117	5.4

Noninterest Income
     Third quarter noninterest income was $1,844 million, an increase of $96 million (5.5 percent) from the same quarter of 2006 and $11 million (.6 percent) lower than the second quarter of 2007. The increase in noninterest income over the third quarter of 2006 was driven by strong organic fee-based revenue growth, offset somewhat by market conditions in the third quarter of 2007 adversely impacting valuations for certain trading securities and loans held for sale within a commercial real estate joint venture. Additionally, the third quarter of 2006 included a $32 million gain on the sale of equity interests in a card association.
     Credit and debit card revenue and corporate payment products revenue were higher in the third quarter of 2007 than the third quarter of 2006 by $29 million (14.1 percent) and $14 million (9.3 percent), respectively. The strong growth in credit and debit card revenue was primarily driven by an increase in
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

customer accounts and higher customer transaction volumes from a year ago. The corporate payment products revenue growth reflected organic growth in sales volumes and card usage and an acquired business. Merchant processing services revenue was higher in the third quarter of 2007 than the same quarter a year ago by $34 million (13.4 percent), primarily reflecting an increase in customers and sales volumes. Trust and investment management fees increased $26 million (8.5 percent) year-over-year due to core account growth and favorable market conditions. Deposit service charges grew modestly year-over-year by $3 million (1.1 percent) driven by increased transaction-related fees and the impact of continued growth in net new checking accounts. Additionally, deposit account-related revenue, traditionally reflected in this fee category, continued to migrate to yield-related loan fees as customers utilize new consumer products. Treasury management fees increased $7 million (6.3 percent) due to higher customer transaction volumes, account growth and pricing enhancements. Commercial products revenue increased $7 million (7.0 percent) year-over-year due to higher foreign exchange and syndication fees and commercial leasing revenue. Mortgage banking revenue increased $8 million (11.8 percent) due to an increase in mortgage servicing income and production gains partially offset by a change in the valuation of mortgage servicing rights (“MSRs”) and related economic hedging activities. These favorable changes in fee-based revenue were partially offset by a decline in other income of $40 million (21.1 percent) compared with the third quarter of 2006. The reduction in other income reflected the $32 gain recognized in the third quarter of 2006 related to the sale of equity interests in a card association. The decline in other revenue also included market valuation losses of approximately $21 million, partially offset by an increase in revenue from investment in bank-owned life insurance programs. The third quarter of 2007 also included $7 million of net securities gains.
     Noninterest income was lower by $11 million (.6 percent) in the third quarter of 2007 compared with the second quarter of 2007. Trust and investment management fees and treasury management fees declined from the second quarter of 2007 by $11 million (3.2 percent) and $8 million (6.3 percent) respectively, due to seasonally higher tax filing fees and tax receipt processing volumes in the second quarter of 2007. In addition, other revenue declined by $19 million on a linked quarter basis, due primarily to capital markets conditions in the third quarter that resulted in valuation losses on certain trading securities and loans held for sale within a commercial real estate joint venture. Credit and debit card revenue increased $7 million (3.1 percent) due primarily to higher cash advance and other transactions fees. Corporate payment products revenue increased $7 million (4.5 percent), primarily reflecting seasonally higher sales volumes. Mortgage banking revenue increased $8 million (11.8 percent) as lower production gains were more than offset by a
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

favorable change in the valuation of MSRs and related economic hedging activities. In addition, net securities gains increased $4 million on a linked quarter basis.

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q07 vs	3Q07 vs	YTD	YTD	Percent
	2007	2007	2006	2Q07	3Q06	2007	2006	Change

Compensation	$656	$659	$632	(.5)	3.8	$1,950	$1,892	3.1
Employee benefits	119	123	123	(3.3)	(3.3)	375	379	(1.1)
Net occupancy and equipment	175	171	168	2.3	4.2	511	494	3.4
Professional services	56	59	54	(5.1)	3.7	162	130	24.6
Marketing and business development	66	64	58	3.1	13.8	178	156	14.1
Technology and communications	127	126	128	.8	(.8)	378	372	1.6
Postage, printing and supplies	70	71	66	(1.4)	6.1	210	198	6.1
Other intangibles	94	95	89	(1.1)	5.6	283	263	7.6
Debt prepayment	—	—	—	—	—	—	11	nm
Other	265	272	220	(2.6)	20.5	766	673	13.8

Total noninterest expense	$1,628	$1,640	$1,538	(.7)	5.9	$4,813	$4,568	5.4

Noninterest Expense
     Third quarter noninterest expense totaled $1,628 million, an increase of $90 million (5.9 percent) from the same quarter of 2006 and a decrease of $12 million (.7 percent) compared with the second quarter of 2007. Compensation expense increased $24 million (3.8 percent) compared with the same period of 2006 due to growth in ongoing bank operations and acquired businesses. Net occupancy and equipment expense increased $7 million (4.2 percent) from the third quarter of 2006 primarily due to acquisitions and branch-based business initiatives. Marketing and business development expense increased $8 million (13.8 percent) year-over-year due to the timing of customer promotions, solicitations and advertising activities. Postage, printing and supplies expense increased $4 million (6.1 percent) from the third quarter of 2006 due primarily to changes in postage rates. The increase in other intangibles expense of $5 million (5.6 percent) from the same period of 2006 reflected the impact of recent acquisitions in Consumer Banking, Wealth Management and Securities Services and Payment Services. Other expense increased $45 million (20.5 percent) compared with the prior year, due to costs related to affordable housing and other tax-advantaged investments, an increase in merchant processing expenses driven by transaction volumes, integration
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

expenses related to recent acquisitions and higher credit-related costs for other real estate owned and loan collection activities.
     Noninterest expense in the third quarter of 2007 was lower than the second quarter of 2007 by $12 million (.7 percent), primarily due to seasonal changes in employee benefits expense, lower incentives and lower business integration costs. These increases were partially offset by higher net occupancy and equipment expense driven by business investments and seasonally higher utilities expense.
Provision for Income Taxes
     The provision for income taxes for the third quarter of 2007 resulted in a tax rate on a taxable equivalent basis of 30.9 percent (effective tax rate of 30.2 percent) compared with 31.2 percent (effective tax rate of 30.7 percent) in the third quarter of 2006 and 30.9 percent (effective tax rate of 30.2 percent) in the second quarter of 2007. The reduction in the tax rate from the same quarter of the prior year primarily reflected investments in tax-exempt municipal securities and bank-owned life insurance, as well as incremental tax credits from affordable housing projects and other tax-advantaged investments.
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	3Q	2Q	1Q	4Q	3Q
	2007	2007	2007	2006	2006

Balance, beginning of period	$2,260	$2,260	$2,256	$2,256	$2,251

Net charge-offs
Commercial	26	21	32	24	18
Lease financing	11	8	3	7	3

Total commercial	37	29	35	31	21
Commercial mortgages	1	7	1	2	—
Construction and development	1	2	—	—	—

Total commercial real estate	2	9	1	2	—

Residential mortgages	17	15	12	12	11

Credit card	77	81	74	68	56
Retail leasing	3	4	3	4	4
Home equity and second mortgages	20	16	16	13	12
Other retail	43	37	36	39	31

Total retail	143	138	129	124	103

Total net charge-offs	199	191	177	169	135
Provision for credit losses	199	191	177	169	135
Acquisitions and other changes	—	—	4	—	5

Balance, end of period	$2,260	$2,260	$2,260	$2,256	$2,256

Components
Allowance for loan losses	$2,041	$2,028	$2,027	$2,022	$2,034
Liability for unfunded credit commitments	219	232	233	234	222

Total allowance for credit losses	$2,260	$2,260	$2,260	$2,256	$2,256

Gross charge-offs	$256	$252	$237	$217	$195
Gross recoveries	$57	$61	$60	$48	$60

Allowance for credit losses as a percentage of
Period-end loans	1.52	1.55	1.56	1.57	1.58
Nonperforming loans	441	503	498	480	476
Nonperforming assets	353	400	388	384	392
Credit Quality
     The overall credit quality of the Company continued to be strong during the third quarter of 2007. The allowance for credit losses was $2,260 million at September 30, 2007, and at June 30, 2007, and was $2,256 million at September 30, 2006. The ratio of the allowance for credit losses to period-end loans was 1.52 percent at September 30, 2007, compared with 1.55 percent at June 30, 2007, and 1.58 percent at September 30, 2006. The ratio of the allowance for credit losses to nonperforming loans was 441 percent at September 30, 2007, compared with 503 percent at June 30, 2007, and 476 percent at September 30, 2006. Total net charge-offs in the third quarter of 2007 were $199 million, compared with the second quarter of 2007 net
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

charge-offs of $191 million and the third quarter of 2006 net charge-offs of $135 million. The increase in total net charge-offs from a year ago was due primarily to an anticipated increase in consumer charge-offs, primarily related to credit cards, and somewhat higher commercial loan net charge-offs. Bankruptcy levels declined substantially in 2006 as a result of changes in bankruptcy legislation that went into effect in late 2005.
     Commercial and commercial real estate loan net charge-offs increased modestly to $39 million in the third quarter of 2007 (.20 percent of average loans outstanding) compared with $38 million (.20 percent of average loans outstanding) in the second quarter of 2007 and $21 million (.11 percent of average loans outstanding) in the third quarter of 2006. Given the continuing stress in the homebuilding industry, the Company expects commercial and commercial real estate net charge-offs to continue to increase moderately over the next several quarters.
     Retail loan net charge-offs were $143 million in the third quarter of 2007 compared with $138 million in the second quarter of 2007 and $103 million in the third quarter of 2006. The increase in retail loan net charge-offs is a reflection of the 8.3 percent growth in the portfolio, including 26.9 percent growth in average credit card balances from a year ago. While retail loan net charge-offs increased from the second quarter of 2007 and from the third quarter of 2006, retail loan net charge-offs as a percent of average loans outstanding remained at 1.15 percent in the third quarter of 2007, the same as in the second quarter of 2007. This compares with a net charge-off ratio of .90 in the third quarter of 2006, which reflected lower credit losses in 2006 due to the beneficial impact of bankruptcy law changes. The Company anticipates higher delinquencies in the retail portfolios and that retail net charge-offs will increase moderately over the next several quarters.
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

CREDIT RATIOS					Table 9

(Percent)	3Q	2Q	1Q	4Q	3Q
	2007	2007	2007	2006	2006

Net charge-offs ratios (a)
Commercial	.25	.20	.31	.23	.18
Lease financing	.76	.57	.22	.51	.23
Total commercial	.31	.25	.30	.26	.18

Commercial mortgages	.02	.14	.02	.04	—
Construction and development	.04	.09	—	—	—
Total commercial real estate	.03	.13	.01	.03	—

Residential mortgages	.30	.28	.23	.22	.21

Credit card	3.09	3.56	3.48	3.27	2.85
Retail leasing	.19	.24	.18	.23	.22
Home equity and second mortgages	.49	.41	.42	.33	.31
Other retail	1.00	.89	.89	.96	.79
Total retail	1.15	1.15	1.10	1.05	.90

Total net charge-offs	.54	.53	.50	.47	.38

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.07	.07	.07	.05	.06
Commercial real estate	.04	—	.04	.01	.01
Residential mortgages	.64	.50	.46	.45	.36
Retail	.52	.48	.54	.48	.41
Total loans	.30	.26	.27	.24	.21

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.51	.44	.46	.57	.55
Commercial real estate	.83	.69	.69	.53	.54
Residential mortgages	.86	.69	.63	.62	.53
Retail	.58	.55	.63	.58	.52
Total loans	.65	.57	.59	.57	.54

(a)	annualized and calculated on average loan balances

(b)	ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

ASSET QUALITY					Table 10

($ in millions)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2007	2007	2007	2006	2006

Nonperforming loans
Commercial	$161	$128	$147	$196	$192
Lease financing	46	44	41	40	39

Total commercial	207	172	188	236	231
Commercial mortgages	73	90	114	112	114
Construction and development	153	107	71	38	40

Total commercial real estate	226	197	185	150	154
Residential mortgages	48	41	38	36	36
Retail	32	39	43	48	53

Total nonperforming loans	513	449	454	470	474

Other real estate	113	103	113	95	79
Other nonperforming assets	15	13	15	22	22

Total nonperforming assets (a)	$641	$565	$582	$587	$575

Accruing loans 90 days or more past due	$451	$376	$397	$349	$295

Restructured loans that continue to accrue interest	$468	$435	$411	$405	$369

Nonperforming assets to loans plus ORE (%)	.43	.39	.40	.41	.40

(a)	does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at September 30, 2007, totaled $641 million, compared with $565 million at June 30, 2007, and $575 million at September 30, 2006. The ratio of nonperforming assets to loans and other real estate was .43 percent at September 30, 2007, compared with .39 percent at June 30, 2007, and .40 percent at September 30, 2006. The change in nonperforming assets reflects higher levels of nonperforming loans resulting from stress in the mortgage lending industry and an increase in other real estate assets primarily representing residential mortgage loan foreclosures. Accruing loans 90 days or more past due increased to $451 million at September 30, 2007, compared with $376 million at June 30, 2007, and $295 million at September 30, 2006. Restructured loans that continue to accrue interest have increased from the third quarter of 2006, reflecting the impact of restructurings for residential mortgage customers in light of current economic conditions. The Company expects nonperforming assets to increase modestly over the next several quarters due to continued stress in residential mortgages and residential construction.
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

CAPITAL POSITION					Table 11

($ in millions)	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2007	2007	2007	2006	2006

Total shareholders’ equity	$20,766	$20,330	$20,800	$21,197	$20,926
Tier 1 capital	17,368	16,876	16,917	17,036	17,042
Total risk-based capital	25,900	25,709	25,826	24,495	25,011

Tier 1 capital ratio	8.6%	8.5%	8.6%	8.8%	8.8%
Total risk-based capital ratio	12.8	13.0	13.1	12.6	13.0
Leverage ratio	8.1	7.9	8.0	8.2	8.3
Common equity to assets	8.7	8.7	8.9	9.2	9.2
Tangible common equity to assets	5.3	5.2	5.3	5.5	5.4
     Total shareholders’ equity was $20.8 billion at September 30, 2007, compared with $20.3 billion at June 30, 2007, and $20.9 billion at September 30, 2006.
     The Tier 1 capital ratio was 8.6 percent at September 30, 2007, compared with 8.5 at June 30, 2007, and 8.8 percent at September 30, 2006. The total risk-based capital ratio was 12.8 percent at September 30, 2007, compared with 13.0 percent at June 30, 2007, and at September 30, 2006. The leverage ratio was 8.1 percent at September 30, 2007, compared with 7.9 percent at June 30, 2007, and 8.3 percent at September 30, 2006. Tangible common equity to assets was 5.3 percent at September 30, 2007, compared with 5.2 percent at June 30, 2007, and 5.4 percent at September 30, 2006. All regulatory ratios continue to be in excess of stated “well-capitalized” requirements.
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

COMMON SHARES					Table 12

(Millions)	3Q	2Q	1Q	4Q	3Q
	2007	2007	2007	2006	2006

Beginning shares outstanding	1,728	1,742	1,765	1,763	1,783
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	3	4	11	12	10
Shares repurchased	(6)	(18)	(34)	(10)	(30)

Ending shares outstanding	1,725	1,728	1,742	1,765	1,763

     On August 3, 2006, the Company announced that the Board of Directors approved an authorization to repurchase 150 million shares of common stock through December 31, 2008. During the third quarter of 2007, the Company repurchased 6 million shares of common stock. As of September 30, 2007, there were approximately 64 million shares remaining to be repurchased under the current authorization.
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13

($ in millions)
	Net Income			Percent Change					3Q 2007
	3Q	2Q	3Q	3Q07 vs	3Q07 vs	YTD	YTD	Percent	Earnings
Business Line	2007	2007	2006	2Q07	3Q06	2007	2006	Change	Composition

Wholesale Banking	$265	$278	$298	(4.7)	(11.1)	$817	$907	(9.9)	23%
Consumer Banking	455	456	474	(.2)	(4.0)	1,343	1,375	(2.3)	39
Wealth Management and Securities Services	165	171	148	(3.5)	11.5	489	437	11.9	14
Payment Services	276	258	253	7.0	9.1	762	730	4.4	23
Treasury and Corporate Support	15	(7)	30	nm	(50.0)	51	108	(52.8)	1

Consolidated Company	$1,176	$1,156	$1,203	1.7	(2.2)	$3,462	$3,557	(2.7)	100%

(a)	preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2007, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, and public sector clients. Wholesale Banking contributed $265 million of the Company’s net income in the third quarter of 2007, an 11.1 percent decrease from the same period of 2006 and a 4.7 percent decrease compared with the second quarter of 2007. The
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

decrease in Wholesale Banking’s third quarter of 2007 contribution from the same quarter of 2006 was the result of lower total net revenue (5.2 percent), higher total noninterest expense (5.3 percent) and an increase in the provision for credit losses from a year ago. The decline in total net revenue was due to lower net interest income and fee-based revenue. The decrease in net interest income was due to tighter credit spreads and a decline in average noninterest-bearing deposit balances as customers utilized their liquidity to fund business growth, partially offset by growth in average loan balances. Total noninterest income decreased due to market-related valuation losses, including trading securities and loans held for sale within a commercial real estate lending joint venture, and lower equity investment income, partially offset by stronger treasury management fees and commercial products revenue. Total noninterest expense increased due to higher compensation and benefits expense related to production-based incentives and business growth initiatives, including expanding the national corporate banking franchise and relationship management focus. Loan collection, lease residual and other related costs have also increased somewhat from a year ago. The unfavorable variance in the provision for credit losses was due to a $4 million increase in net charge-offs in the third quarter of 2007 compared with a year ago. The change in net charge-offs reflected fewer wholesale loan recoveries and an increase in gross charge-offs at this stage of the business cycle.
     Wholesale Banking’s contribution to net income in the third quarter of 2007 compared with the second quarter of 2007 was $13 million (4.7 percent) lower due to an unfavorable variance in total net revenue (4.3 percent), partially offset by a decrease in total noninterest expense and the provision for credit losses. Total net revenue was lower on a linked quarter basis due to seasonally higher fee-based income in the second quarter, principally related to treasury management fees from tax receipt processing, and the market-related valuation losses during the third quarter of 2007. These unfavorable variances were partially offset by an increase in commercial products revenue driven by stronger foreign currency fees, customer derivatives trading and loan syndication revenues. Total noninterest expense decreased from the second quarter of 2007 due to a decrease in tax receipt processing expenses that are seasonally higher in the second quarter of 2007. The provision for credit losses decreased on a linked quarter basis due to lower net charge-offs despite somewhat higher levels of nonperforming assets caused by stress in mortgage warehouse lending caused by recent liquidity disruption in the mortgage lending industry.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance,
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

workplace banking, student banking, and 24-hour banking. Consumer Banking contributed $455 million of the Company’s net income in the third quarter of 2007, a 4.0 percent decrease from the same period of 2006 and relatively flat on a linked quarter basis. Within Consumer Banking, the retail banking division contributed $420 million of the total contribution, a 5.2 percent decrease for the division on a year-over-year basis and a 2.1 percent decrease from the prior quarter. An increase in total net revenue for the retail banking division was offset by an increase in the provision for credit losses and growth in total noninterest expense compared with the same period of 2006. Net interest income for the retail banking division was flat year-over-year as an increase in yield-related loan fees was offset by narrowing loan spreads and lower deposit balances. Total noninterest income for the retail banking division increased 3.9 percent from a year ago due to growth in deposit service charges and other fee revenue, primarily due to insurance, asset sales and check cashing fees. Total noninterest expense in the third quarter of 2007 increased 3.0 percent for the division compared with the same quarter of 2006. Compensation and employee benefits expense increased related to recent acquisitions, branch expansion and other business investments. In addition, the line of business recognized higher costs for professional services related to revenue enhancement initiatives and credit-related costs associated with other real estate owned. The business line experienced a $33 million year-over-year increase in net charge-offs (56.9 percent), reflecting higher levels of retail charge-offs, driven by portfolio growth and stress in residential mortgages, home equity and other installment and consumer balances. Also, bankruptcies were generally lower in 2006 due to the lingering effects of changes in bankruptcy laws in late 2005. In the third quarter of 2007, the mortgage banking division’s contribution was $35 million, an increase of $4 million (12.9 percent) from the same period of 2006. This division’s total net revenue increased $14 million (15.2 percent) from a year ago due to an increase in noninterest income of $10 million (14.1 percent) primarily reflecting an increase in production gains and servicing income, partially offset by an adverse change in the net MSR valuation and the related derivatives utilized for managing interest rate valuation risk. In addition, the mortgage banking division increased net interest income by $4 million (19.0 percent) year-over-year driven by growth in loan production. Total noninterest expense for the mortgage banking division increased $8 million (18.6 percent) from the third quarter of 2006 primarily due to higher production levels from a year ago and servicing costs associated with other real estate owned and foreclosures.
     Consumer Banking’s contribution in the third quarter of 2007 was relatively flat compared with the second quarter of 2007 as an increase in the mortgage banking division was offset by a decline in the retail
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

banking division. The retail banking division’s contribution decreased by 2.1 percent on a linked quarter basis as an increase in noninterest expense and the provision for credit losses was partially offset by an increase in total net revenue. Total net revenue for the retail banking division increased $13 million (1.0 percent) due to increased net interest income related to higher loan balances and yield-related loan fees. Deposit service charges were relatively flat as customers utilized new consumer products where the benefit is recorded in yield-related loan fees. Total noninterest expense for the retail banking division increased 2.2% on a linked quarter basis primarily due to increased transaction processing expense and credit-related costs on other real estate owned. The provision for credit losses for the quarter reflected a $14 million increase in net charge-offs relative to the second quarter of 2007, driven primarily by retail net charge-offs. The contribution of the mortgage banking division increased $8 million from the second quarter of 2007 driven by an increase in total net revenue due to strong growth in net interest income related to loans held for sale balances and a favorable change in the valuation of MSRs including the impact of related economic hedging activities. Total noninterest expense of the mortgage banking division increased $4 million (8.5 percent) from the second quarter of 2007, driven by production processing levels.
     Wealth Management and Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $165 million of the Company’s net income in the third quarter of 2007, an 11.5 percent increase over the same period of 2006 and a 3.5 percent decrease from the second quarter of 2007. The growth in the business line’s contribution in the third quarter of 2007 over the same quarter of 2006 was the result of core account fee growth and improved equity market conditions relative to a year ago. Net interest income was unfavorably impacted year-over-year by changes in deposit pricing and tightening credit spreads, partially offset by earnings from deposit growth. Total noninterest expense was flat compared with the same quarter of 2006.
     The decrease in the business line’s contribution in the third quarter of 2007 compared with the second quarter of 2007 was primarily due to the seasonal effect of higher tax-related fees in the second quarter of 2007.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $276 million of the Company’s net income in the third quarter of 2007, a 9.1
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

percent increase over the same period of 2006 and a 7.0 percent increase from the second quarter of 2007. Strong growth in operating income of 13.1 percent from a year ago was partially offset by an expected increase in the provision for credit losses (35.1 percent). An increase in total net revenue year-over-year was due to higher total noninterest income (11.1 percent) and net interest income (12.8 percent), reflecting growth in higher yielding retail loan balances, partially offset by the margin impact of recent acquisitions and growth in corporate payment card balances. All payment processing revenue categories benefited from account growth, higher transaction volumes and business expansion initiatives. The growth in total noninterest expense year-over-year primarily reflected new business initiatives, including costs associated with marketing programs, transaction processing and acquisitions, as well as higher collection costs. The increase in the provision for credit losses was driven by an increase in net charge-offs of $26 million year-over-year reflecting portfolio growth and the favorable prior year effects of changes in bankruptcy laws in late 2005.
     The increase in Payment Services’ contribution in the third quarter of 2007 from the second quarter of 2007 was due to higher total net revenue (3.8 percent), partially offset by higher total noninterest expense (1.8 percent). The provision for credit losses remained relatively flat. Total net revenue was higher due to an 11.4 percent increase in net interest income, driven by strong growth in retail credit card balances and favorable loan yields, as well as a 2.0 percent increase in total noninterest income primarily from credit card fees and seasonally higher corporate payments transaction sales volumes. An increase in total noninterest expense was primarily due to the timing of marketing and professional services costs from retail payment systems and other business expansion initiatives. The increase also reflected slightly higher processing expenses related to merchant processing volumes.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $15 million in the third quarter of 2007, compared with net income of $30 million in the third quarter of 2006 and a net loss of $7 million in the second quarter of 2007. Net interest income improved $17 million in the current quarter from the third quarter of 2006 reflecting an increase in asset rates and volumes, partially offset by the mix of higher cost wholesale funding to support earning assets growth. Total noninterest income decreased $27 million due principally to the $32 million gain from the sale of equity interests in a
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

card association in the third quarter of 2006 partially offset by $7 million in net securities gains recorded in the current quarter. Total noninterest expense increased $18 million year-over-year primarily reflecting an increase in costs related to investments in affordable housing and other tax-advantaged projects.
     Net income in the third quarter of 2007 was higher than the second quarter of 2007 due primarily to a decrease in total noninterest expense. Total noninterest expense decreased by $27 million primarily due to lower personnel, operating and business integration expenses.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports Third Quarter 2007 Results
October 16, 2007

RICHARD K. DAVIS, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND ANDREW CECERE, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT 7:30 A.M. (CDT) ON TUESDAY, OCTOBER 16, 2007. The conference call will be available by telephone or on the internet. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 18740666. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Tuesday, October 16th, and will run through Tuesday, October 23rd, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 18740666. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $228 billion in assets, is the parent company of U.S. Bank, 6th largest commercial bank in the United States. The Company operates 2,512 banking offices and 4,870 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, effects of critical accounting policies and judgments, and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2006, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
###
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,

(Unaudited)	2007	2006	2007	2006

Interest Income
Loans	$2,703	$2,545	$7,897	$7,277
Loans held for sale	76	64	205	172
Investment securities	522	500	1,554	1,490
Other interest income	33	40	101	119

Total interest income	3,334	3,149	9,757	9,058
Interest Expense
Deposits	694	640	2,032	1,721
Short-term borrowings	374	321	1,081	861
Long-term debt	599	528	1,696	1,415

Total interest expense	1,667	1,489	4,809	3,997

Net interest income	1,667	1,660	4,948	5,061
Provision for credit losses	199	135	567	375

Net interest income after provision for credit losses	1,468	1,525	4,381	4,686
Noninterest Income
Credit and debit card revenue	235	206	668	590
Corporate payment products revenue	164	150	466	416
ATM processing services	62	63	183	183
Merchant processing services	287	253	822	719
Trust and investment management fees	331	305	995	916
Deposit service charges	271	268	786	764
Treasury management fees	118	111	355	334
Commercial products revenue	107	100	312	311
Mortgage banking revenue	76	68	211	167
Investment products fees and commissions	36	34	108	114
Securities gains (losses), net	7	—	11	3
Other	150	190	478	600

Total noninterest income	1,844	1,748	5,395	5,117
Noninterest Expense
Compensation	656	632	1,950	1,892
Employee benefits	119	123	375	379
Net occupancy and equipment	175	168	511	494
Professional services	56	54	162	130
Marketing and business development	66	58	178	156
Technology and communications	127	128	378	372
Postage, printing and supplies	70	66	210	198
Other intangibles	94	89	283	263
Debt prepayment	—	—	—	11
Other	265	220	766	673

Total noninterest expense	1,628	1,538	4,813	4,568

Income before income taxes	1,684	1,735	4,963	5,235
Applicable income taxes	508	532	1,501	1,678

Net income	$1,176	$1,203	$3,462	$3,557

Net income applicable to common equity	$1,161	$1,187	$3,417	$3,524

Earnings per common share	$.67	$.67	$1.97	$1.98
Diluted earnings per common share	$.67	$.66	$1.94	$1.95
Dividends declared per common share	$.40	$.33	$1.20	$.99
Average common shares outstanding	1,725	1,771	1,737	1,784
Average diluted common shares outstanding	1,745	1,796	1,762	1,809

U.S. Bancorp
Consolidated Ending Balance Sheet

	September 30,	December 31,	September 30,
(Dollars in Millions)	2007	2006	2006

	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$6,636	$ 8,639	$6,355
Investment securities
Held-to-maturity	78	87	91
Available-for-sale	40,293	40,030	39,429
Loans held for sale	4,601	3,256	4,126
Loans
Commercial	48,012	46,190	46,594
Commercial real estate	28,517	28,645	28,973
Residential mortgages	22,563	21,285	21,215
Retail	49,947	47,477	46,149

Total loans	149,039	143,597	142,931
Less allowance for loan losses	(2,041)	(2,022)	(2,034)

Net loans	146,998	141,575	140,897
Premises and equipment	1,779	1,835	1,835
Goodwill	7,604	7,538	7,444
Other intangible assets	3,150	3,227	3,171
Other assets	16,489	13,045	13,507

Total assets	$227,628	$ 219,232	$216,855

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$28,272	$ 32,128	$30,554
Interest-bearing	70,916	70,330	69,095
Time deposits greater than $100,000	23,560	22,424	21,312

Total deposits	122,748	124,882	120,961
Short-term borrowings	28,868	26,933	24,783
Long-term debt	45,241	37,602	41,230
Other liabilities	10,005	8,618	8,955

Total liabilities	206,862	198,035	195,929
Shareholders’ equity
Preferred stock	1,000	1,000	1,000
Common stock	20	20	20
Capital surplus	5,748	5,762	5,770
Retained earnings	22,580	21,242	20,770
Less treasury stock	(7,554)	(6,091)	(6,093)
Other comprehensive income	(1,028)	(736)	(541)

Total shareholders’ equity	20,766	21,197	20,926

Total liabilities and shareholders’ equity	$227,628	$ 219,232	$216,855